Digirad Corporation 8-K

Exhibit 10.4

CONSENT AND ACKNOWLEDGMENT AGREEMENT

AND TWELFTH AMENDMENT TO LOAN AGREEMENT

THIS CONSENT AND ACKNOWLEDGMENT AGREEMENT AND TWELFTH AMENDMENT TO LOAN AGREEMENT (this “Agreement”) is entered into as of this 10th day of September, 2019(the “Effective Date”), by and among Gerber Finance Inc. (“Lender”), KBS Builders, Inc. (the “Borrower”), ATRM Holdings, Inc., (“Existing Guarantor”), and Digirad Corporation, a Delaware Corporation (“New Guarantor” and, together with Existing Guarantor, individually or collectively, as the context may require, “Guarantor”), having an address at 1048 Industrial Court, Suwanee, GA 30024.

RECITALS

A.            Lender, Borrower, and Existing Guarantor entered into a Loan and Security Agreement dated as of February 23, 2016, as amended by (i) the First Amendment to Loan and Security Agreement dated November 30, 2016, (ii) the Second Amendment to Loan and Security Agreement dated November 30, 2016, (iii) the Third Amendment to Loan and Security Agreement dated June 30, 2017, (iv) the Fourth Amendment to Loan and Security Agreement dated July 19, 2017, (v) the Fifth Amendment to Loan and Security Agreement dated September 29, 2017, (vi) the Sixth Amendment to Loan and Security Agreement dated December 22, 2017, (vii) a series of emails between representatives of the parties sent January 12 – 14, 2018 characterized as a Seventh Agreement of Amendment to Loan and Security Agreement), (viii) the Eight Amendment to Loan and Security Agreement dated October 1, 2018, (ix) the Ninth Amendment to Loan and Security Agreement dated February 22, 2019, (x) the Tenth Amendment to Loan and Security Agreement dated April 1, 2019, and (xi) the Eleventh Amendment to Loan and Security Agreement dated April 15, 2019, (such Loan and Security Agreement, as so amended and as it may be further amended, restated, supplemented or otherwise modified from time to time, being the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Loan Agreement.

B.             The Loans are secured by, among other things, Existing Guarantor’s guaranty by its execution of the Loan Agreement as a Corporate Credit Party (“Guaranty”).

C.             Existing Guarantor owns, directly or indirectly, one hundred percent (100%) of the equity interests in Borrower.

D.           New Guarantor intends to acquire Existing Guarantor, and upon such acquisition the New Guarantor will own, directly or indirectly, one hundred percent (100%) of the equity interests in Existing Guarantor (the “Acquisition”) pursuant to the Agreement and Plan of Merger dated as of July 3, 2019 and those documents (including but not limited to disclosure schedules attached hereto as Exhibit A and the transactions contemplated therein.

E.            Pursuant to certain letter in connection with the Loan Agreement dated August 1, 2019, (“Overadvance Letter”) Lender agreed on an OverAdvance in an amount not to exceed US $500,000.00 (the “OverAdvance Amount”).

F.            Pursuant to Pledge and Security Agreement dated October 4, 2016, as amended (“Pledge Agreement”), Lone Star Value Investors, L.P. pledged $3,300,000 of cash collateral (“Cash Collateral”) to secure the Obligations of EdgeBuilder, Inc. and Glenbrook Building Supply, Inc. to Lender in Loan and Security Agreement dated October 4, 2016 as amended (‘EGBL Obligations”) and Obligations of Borrower, of which Cash Collateral $150,000 has been allocated to secure the Loans.

G.           Guarantor has requested that Lender consent to and discharge its security interest in a portion of the Cash Collateral in order to enable Guarantor to effectuate the Acquisition.  Lender has agreed to such discharge (“Discharge”) simultaneously upon Lender’s receipt of indefeasible payment in full of the EGBL Obligations and such expense, reserves and attorneys’ fees set forth in Lender’s payoff letter of even date (“Payoff Letter”) by a direct payment to Lender of a portion of the proceeds of the Cash Collateral from the Pledged Account defined in the Pledge Agreement.

H.           Upon payment in full of the EGBL Obligations, the amount of the Cash Collateral will be reduced to $300,000 which the parties have agreed will remain as Collateral for the Loans.

I.             As of the effective date hereof, Existing Guarantor has on deposit $200,000 in the Collateral Account maintained with Lender to secure the Loans.

J.             Upon consummation of the Acquisition, New Guarantor will directly and/or indirectly collectively own 100% of the equity interests in Borrower, and New Guarantor has represented that it will derive substantial benefit from the Requested Actions.

K.           The Note,the Guaranty, the Subordination Agreement, the Loan Agreement, and all other Credit Documents and Ancillary Loan Documents executed by Borrower and Existing Guarantor, Credit Parties and Ancillary Credit Parties and/or others in connection with the Loans in effect and as amended prior to the date hereof are hereafter collectively referred to as the “Original Loan Documents.” The Original Loan Documents, as further amended by this Agreement, and any and all other documents executed in connection with this Agreement, all as same may be further modified, amended, restated,consolidated, renewed, or replaced are hereafter collectively referred to as the “Loan Documents.”

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, in consideration of the Recitals above which are incorporated into and made a part of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Consent to the Requested Actions. Subject to each of the terms and conditions set forth herein, Lender hereby consents to the Requested Actions and acknowledges and agrees that the Acquisition shall not constitute an Event of Default under the Loan Agreement. Furthermore, the parties hereto agree that Lender’s consent to the Requested Actions is a onetime consent restricted to the Requested Actions and Acquisition, and such consent shall not otherwise constitute a consent, waiver or modification of any right, remedy or power of Lender under any of the Loan Documents except as provided herein.

2.             Representations and Warranties.

(a)         Borrower Organizational Documents. Borrower represents and warrants to Lender that as of the Effective Date, the certificate of formation, the articles of organization, and any other organizational documents of Borrower delivered to Lender in connection with the making of the Loans have not been amended, modified or revoked since the Loan Agreement closing date, other than any such amendment or modification that was effectuated in accordance with the Loan Documents. Pursuant to the Acquisition, the articles of incorporation and bylaws of Existing Guarantor shall be replaced as set forth in Exhibit A upon the consummation of the Acquisition, and Lender hereby consents to such actions and acknowledges and agrees that such actions shall not constitute an Event of Default under the Loan Agreement.

(b)         Execution, Delivery, Authority, No Violations.  Borrower  and  each Guarantor represents and warrants to Lender that as of the Effective Date: (i) it is or will be duly formed, validly existing and in good standing as a limited liability company,  limited partnership, or corporation, as applicable, under the laws of the state of its formation, with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or leasing of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a material adverse effect on the Borrower and Guarantor, (ii) this Agreement and the other documents executed  in connection with the Requested Actions by such entity have been duly executed and delivered and constitute the legal, valid and binding obligations of such entity, enforceable against such entity in accordance with their terms; (iii) the execution and delivery of this Agreement and the other documents executed in connection herewith by such entity, and the performance of its respective obligations hereunder and thereunder, and the consummation of the Requested Actions contemplated hereunder, (A) have been duly authorized by all requisite organizational action on the part of such entity and will not violate any provision of any applicable legal requirements, decree, order, injunction or demand of any court or other governmental authority applicable to such entity or any organizational document of such entity and (B) do not require any consent, approval, authorization or order of any court, governmental authority or any other Person, other than for those which have already been obtained by such entity prior to the Effective Date; and (iv) except to the extent modified by this Agreement or as may have been previously modified by written agreement executed by Borrower and Lender or any predecessor of Lender, the terms of the Original Loan Documents remain unmodified and the respective obligations of Borrower and Guarantor under the Loan Documents remain in full force and effect in accordance with the terms and provisions thereof.

(c)         Consents. Borrower and each Guarantor represents and warrants to Lender that as of the Effective Date, no consent,approval or authorization to the Requested Actions or the execution and delivery of this Agreement and the other documents executed in connection herewith by such entity, and the performance of its respective obligations hereunder and thereunder, and the consummation of the Requested Actions contemplated hereunder is required pursuant to any material agreement of Borrower.

(d)        Transfer of Interests. Except for the Requested Actions, Borrower has not pledged, sold, conveyed or otherwise encumbered or transferred except as may be expressly permitted in Loan Documents, and will not pledge, sell, convey or otherwise encumber or transfer all or any part of the direct or indirect interests in Borrower or its property, without first having obtained or without obtaining the prior written consent of Lender except as expressly permitted in Loan Documents.

(e)         Legal Proceedings. There are no pending or, to Borrower’s knowledge, threatened suits, judgments, arbitration proceedings, administrative claims, executions or other legal or equitable actions or proceedings against Borrower or its property, which have not been disclosed to Lender in writing and which, if adversely determined, would materially impair Borrower’s ability to perform its covenants or obligations hereunder or under the Loan Documents.

(f)         Original Loan Document Representations and Warranties.  Borrower represents and warrants to Lender that the representations and warranties made by Borrower and set forth in the Loan Agreement or in any of the other Loan Documents are true and correct in all material respects as if made by Borrower on and as of the Effective Date, except as to matters that relate to a specific date or time or that are expected by their nature to change or become inapplicable with the passage of time.

(g)         Financial Statements. Borrower and each Guarantor represents and warrants to Lender that the financial statements of Borrower and of each Guarantor, and any of their respective affiliates most recently delivered to Lender on or prior to the date hereof:

(i) are true, correct and complete, in all material respects; (ii) accurately present the financial condition of such entities as of the date of such statements; and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied or other accounting standards expressly approved by Lender in writing, except,in the case of financial statements other than annual audited financial statements, for the absence of footnotes and normal year-end adjustments. Borrower and each Guarantor further represent and warrant to Lender that, since the date of such financial statements, there has been no material adverse change in the financial condition of Borrower, of any Guarantor, or any of their affiliates or Subsidiaries.

(h)        Information. Borrower and each Guarantor represents and warrants to Lender that no information provided by or on behalf of Borrower or any Guarantor to Lender in connection with the Requested Actions, or the amendments herein, contains any untrue statement of a material fact or omits to state any material fact necessary to make such information not misleading in any material respect.

(i)         No Defaults. Borrower and each Guarantor represent and warrant to Lender that, as of the Effective Date, no Event of Default has occurred and remains uncured under any of the Original Loan Documents.

(j)         Organizational Chart. Borrower and each Guarantor represents and warrants to Lender that (i) the organizational chart attached hereto as Schedule 1 relating to Borrower, Existing Guarantor, and the other named persons and/or entities therein is true, correct and complete immediately prior to the consummation of the Requested Actions, and (ii) the organizational chart attached hereto as Schedule 2 relating to Borrower, Guarantor and the other named persons and/or entities therein is true, correct and complete upon consummation of the Requested Actions.

(k)         Requested Actions Documents. Borrower represents and warrants that it has delivered to Lender all material documents executed and/or delivered by Borrower, Existing Guarantor or New Guarantor in connection with the Requested Actions.

(l)         No Material Adverse Effect. Borrower and each Guarantor represents and warrants to Lender that the consummation of the Requested Actions will not, (i) adversely affect the Loan Documents, or (ii) deprive Lender of any direct or indirect benefits of, or rights under, any of the Loan Documents except as expressly agreed to by Lender in writing.

(m)        Financial Certification. None of Borrower, any Guarantor, or of any managing member, general partner or controlling stockholder of Borrower or of any Guarantor is currently a debtor in any bankruptcy, reorganization, insolvency or similar proceeding. None of Borrower or any Guarantor is presently insolvent, and the proposed Requested Actions will not render Borrower or any Guarantor insolvent.

3.             Simultaneous Proceedings. The following are simultaneous proceedings that are consideration for the Requested Actions.  All of such proceedings must occur simultaneously for this Agreement to be effective:

(a)         Indefeasible payment in full to Lender of the EGBL Obligations and all amounts set forth in the Payoff Letter by a direct payment of the proceeds of the Cash Collateral from the Pledged Account defined in the Pledge Agreement;

(b)        Receipt by Lender of a signed counterpart to the Payoff Letter from all parties thereto;

(c)         Lender’s receipt of all of the Costs and Expenses set forth in Section 11 below in accordance with the Payoff Letter;

(d)       Lender’s receipt of reasonably satisfactory written evidence from Borrower that on the Effective Date all insurance coverage required under the Loan Agreement continues to be in full force and effect notwithstanding the consummation of the Requested Actions;

(e)         Lender’s receipt of satisfactory evidence that, New Guarantor shall be the sole owner of Existing Guarantor;

(f)         receipt by Lender of a consent to this Agreement executed by Borrower, each Guarantor, each Credit Party and each Ancillary Credit Party;

(g)            No Event of Default shall have occurred and be continuing; and

(h)           Borrower and each Guarantor shall deliver or cause to be delivered to Lender an officer’s certificate and a guarantor’s certificate in forms reasonably acceptable to Lender certifying to Lender that all of the foregoing conditions precedent have been satisfied, which certificate shall include certificates of good standing for Borrower and each Guarantor and all parties signing on behalf of such entities for its respective state of organization dated no more than 30 days prior to the Effective Date.

4.          Breach of this Agreement. If (i) any representation or warranty in this Agreement shall have been false or misleading in any material respect when made and such inaccuracy is not cured within 30 days (except for any intentional misrepresentation which shall not be subject to any cure period), or (ii) there shall be a default by Borrower or by any Guarantor of a covenant in this Agreement, at Lender’s option in its reasonable discretion, an Event of Default shall exist.

5.          Amendments to Loan Documents. Borrower, each Guarantor, each Credit Party each Ancillary Credit Party and Lender agree (or to the extent they are not a party thereto, acknowledge) that the Loan Documents are hereby amended as of the Effective Date as follows:

(a)            The definition of “Cash Collateral”, “Credit Parties”, “Guarantor” and “Pledge and Security Agreement” as set forth in Section 1.1 of the Loan Agreement are hereby deleted in its entirety and the following is inserted in its place:

“Cash Collateral” means that money in the amount of not less than $300,000 deposited by Lone Star Value Investors, LP into a deposit account located at MUFG UNION BANK, N.A. pledged as Collateral to Lender pursuant to the Pledge and Security Agreement and perfected in favor of Lender by the Securities Account Control Agreement.

“Credit Parties” means each Borrower and each other Person (other than the Lender) that is or may become a party to this Agreement or any other Credit Document, including but not limited to ATRM Holdings, Inc. and Digirad Corporation.

“Guarantor” shall mean jointly and severally ATRM Holdings, Inc. and Digirad Corporation and any other entity or person guaranteeing any payment or performance obligation of Borrower which executes a guaranty or a support, put or other similar agreement in favor of Lender in connection with the transactions contemplated by this Agreement.

“Pledge and Security Agreement” means the pledge and security agreement dated October 4, 2016 executed by Lender and Lone Star Value Investors, LP, as amended, by which money in U.S. Dollars in the amount of not less than $300,000 in a deposit account at MUFG Union Bank, N.A. pursuant to which Lender has a first and only perfected security interest.”

(b)          The second paragraph of the Overadvance Letter is hereby amended to read as follows:

“I am writing to confirm that subject to the terms and conditions of the Loan Agreement Lender agrees to make Revolving Credit Advances in excess of the Borrowing Base in an amount not to exceed $500,000 (the “Overadvance”). The Overadvance expires and shall be repaid in full to Lender on or prior to October 1, 2019.  Should such payment not occur on or prior to October 1, 2019, the Overadvance will be repaid at the rate of $38,461.54 per week commencing Friday, October 4, 2019 and each succeeding Friday thereafter through and including December 27th, 2019.  Borrower agrees to provide weekly Borrowing Base Certificates on each repayment date confirming the required reduction of the Overadvance.”

(c)         The “Description of Collateral” in the Pledge Agreement is hereby amended to provide that the amount of proceeds is reduced to $300,000.

6.             Borrower Confirmation of Loan Documents.  Neither the consummation of the Requested Actions nor anything contained herein shall limit, impair, terminate or revoke the obligations of the parties under the Loan Documents, and such obligations shall continue in full force and effect in accordance with the respective terms and provisions of the Loan Documents, as modified hereby. Borrower hereby ratifies and agrees to pay when due all sums due or to become due or owing under the Loan Agreement or the other Loan Documents and the parties shall hereafter faithfully perform all of its obligations under and be bound by all of the provisions of the Loan Documents, as modified hereby, and hereby ratifies and reaffirms all of its obligations and liabilities under the Loan Documents, as modified hereby.

7.              Guaranty.

(a)         Confirmation of Existing Guarantor. Neither the consummation of the Requested Actions nor anything contained herein shall limit, impair, terminate or revoke the obligations of Existing Guarantor under the Guaranty. The Guaranty shall continue in full force and effect in accordance with the terms and provisions of the Guaranty.  Existing Guarantor hereby ratifies and reaffirms all of its obligations and liabilities under the Guaranty. The Guaranty constitutes the valid, legally binding obligation of Existing Guarantor, enforceable against Existing Guarantor in accordance with its terms. By Existing Guarantor’s execution hereof, Existing Guarantor waives and releases any and all defenses, affirmative defenses, setoffs, claims,counterclaims and causes of action of any kind or nature which Existing Guarantor has asserted as of the Effective Date against Lender which in any way relate to or arise out of the Guaranty or any of the other Loan Documents.

(b)        Assumption by New Guarantor of Guaranty. On the Effective Date, New Guarantor assumes on a joint and several basis with Existing Guarantor and agrees to be liable and responsible for and bound by all of Existing Guarantor’s obligations, agreements and liabilities, under the Guaranty, as amended by the terms hereof, as fully and completely as if New Guarantor had originally executed and delivered such Guaranty, as amended by the terms hereof. New Guarantor further agrees to pay, perform and discharge each and every obligation of payment and performance of any guarantor under, pursuant to and as set forth in the Guaranty, as amended by the terms hereof, at the time, in the manner and otherwise in all respects as therein provided. For the avoidance of doubt, and without limitation, such assumption and agreement of New Guarantor is not limited to obligations, agreements and liabilities arising after the date of this Agreement but relates to and includes all obligations, agreements and liabilities of “Guarantor” under or in connection with the Guaranty, as amended by the terms hereof, without regard to the time period with respect to which the same arose or may hereafter arise, whether prior to, on or as of, or after the date of this Agreement. New Guarantor’s assumption of the Guaranty, as amended by the terms hereof, on a joint and several basis with Existing Guarantor set forth herein (i) is absolute, unconditional and is not subject to any defenses, waivers, claims or offsets arising prior to the date of this Agreement, and (ii) shall not be affected or impaired by any agreement, condition, statement or representation of any person or entity other than any written agreement, condition, statement or representation of Lender executed concurrently herewith or after the date hereof. Without limiting the generality of the foregoing assumption of the Guaranty by New Guarantor on a joint and several basis with Existing Guarantor, New Guarantor, on the Effective Date, specifically ratifies, reaffirms and confirms the obligations, warranties and representations of “Guarantor” as set forth in the Guaranty, as amended by the terms hereof.

8.             Same Indebtedness; Priority of Liens Not Affected. This Agreement and the execution of the other documents required to be executed in connection herewith do not constitute the creation of a new debt or the extinguishment of the debt evidenced by the Loan Documents, nor will they in any way affect or impair the liens and security interests created by the Loan Documents except as otherwise provided with respect to the Discharge.  The parties agree that the lien and security interests created by the Loan Documents continue to be in full force and effect, unaffected and unimpaired by this Agreement and that said liens and security interests shall so continue in their perfection and priority until the Obligations secured by the Loan Documents are fully discharged.  Following the Discharge, Lender agrees to execute such documents reasonably requested to effectuate the discharge of Lender’s security interest in the Cash Collateral as provided hereby only.

9.             Release and Covenant Not to Sue. Each of Borrower, Existing Guarantor and New Guarantor on behalf of itself and its affiliates, heirs, successors and assigns (collectively, “Releasing Parties”), hereby releases and forever discharges Lender, any trustee of the Loans, any servicer of the Loans, each of their respective predecessors-in-interest and successors and assigns, together with the officers, directors, partners, employees, investors, certificate holders and agents of each of the foregoing (collectively, the “Lender Parties”), from all debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, claims, damages, judgments, executions, actions, inactions, liabilities, demands or causes of action of any nature, at law or in equity, known or unknown, which such Releasing Party has or had  prior to and including the date hereof relating in any manner whatsoever to matters arising out of: (a) the Loans, including, without limitation, its funding, administration and servicing; (b) the Loan Documents; (c) any reserve and/or escrow balances held by Lender or any servicers of the Loans; or  (e) the Requested Actions.

10.           Indemnity. Borrower and each Guarantor,jointly and severally, agree to reimburse, defend, indemnify and hold Lender Parties harmless from and against any and all liabilities, claims, damages, penalties, reasonable expenditures, losses or charges (including, but not limited to, all reasonable legal fees and court costs), which may now or in the future be undertaken, suffered, paid, awarded, assessed or otherwise incurred as a result of or arising out of any fraudulent conduct of Borrower, Existing Guarantor or New Guarantor in connection with this Agreement or of any breach of any of the representations or warranties made in Section 2 in any material respect.

11.         Costs and Expenses. The following fees, costs and expenses charged or incurred by Lender as a result of the Loans to Borrower in connection with  the Requested Actions, this Agreement and the actions contemplated hereunder shall be paid by the terms of the Payoff Letter (except as otherwise provided herein): (i) reasonable attorney’s fees incurred by Lender’s counsel; (ii) all out of pocket costs and expenses incurred by Lender, including but not limited to, an amendment fee of US$2,500 (collectively, the “Costs and Expenses”). To the extent that Borrower fails to satisfy any obligation under this Section 11, Guarantor shall be liable for any and all Costs and Expenses.

12.          Notices. With respect to all notices or other written communications hereunder, such notice or written communication shall be given in writing, and shall be deemed effective upon delivery by a recognized next-day courier service, pursuant to the Loan Agreement, as amended by this Agreement to:

Name:	Gerber Finance Inc.
Address:	488 Madison Avenue, Suite 800
New York, New York 10022
Attention:	Gerald L. Joseph
Telephone:	(212) 888-3833
Facsimile:	(212) 888-1637

Name:	KBS Builders, Inc.
Address:	300 Park Street
South Paris, Maine 0428
Attention:	Dan Koch
Telephone:	(651) 235-6430
Facsimile:	(651) 704-1820

Name:	ATRM Holdings, Inc.
Address:	3050 Echo Lake Avenue, Suite 300
Mahtomedi, Minnesota 55155
Attention:	Dan Koch
Telephone:	(651) 235-6430
Facsimile:	(651) 704-1820

Name:	Digirad Corporation
Address:	1048 Industrial Court
Suwanee, GA 30024
Attention:	David Noble, Chief Financial Officer
Telephone:	(203) 489-9502
Facsimile:	(858) 726-1546

13.            Loan Documents. This Agreement and all other documents executed in connection herewith shall each constitute a Loan Document for all purposes under the Note, the Guaranty, the Subordination Agreement, the Loan Agreement and the other Loan Documents. All references in each of the Loan Documents to the Loan Agreement shall be deemed to be a reference to the Loan Agreement as amended by this Agreement and as the same may be further amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time. All references in each of the Loan Documents to the Loan Documents or to any particular Loan Document shall be deemed to be a reference to such Loan Documents as amended by this Agreement, and as the same may be further amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time. All references in the Loan Documents to a particular section of a Loan Document shall be deemed to be a reference to the particular section of such Loan Document as amended by this Agreement, and as the same may be further amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.

14.          No Other Amendments. Except as expressly amended hereby, each Loan Document shall remain in full force and effect in accordance with its terms and provisions, without any waiver, amendment or modification of any provision thereof.

15.           No Further Modifications.  This Agreement may not be amended, modified or otherwise changed in any manner except by a writing executed by all of the parties hereto.

16.         Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, such provision shall be deemed to have been modified to the extent necessary to make it valid, legal and enforceable. The validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17.           Successors and Assigns. This Agreement is binding on, and shall inure to the benefit of the parties hereto, their administrators, executors, and successors and assigns; provided, however, that Borrower and each Guarantor may only assign its rights hereunder to the extent permitted in the Loan Documents.

18.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions of said state.

19.           Entire Agreement. This Agreement constitutes all of the agreements among the parties relating to the matters set forth herein and supersedes all other prior or concurrent oral or written letters, agreements and understandings with respect to the matters set forth herein.

20.           Counterparts. This Agreement may be signed in any number of counterparts by the parties hereto, all of which taken together shall constitute one and the same instrument.

21.     WAIVER OF TRIAL BY JURY.  BORROWER, GUARANTOR, AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, GUARANTOR, AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND GUARANTOR.

[Signatures appear on the following pages]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

LENDER:

GERBER FINANCE, INC.

By:	/s/ Jennifer Palmer
Name: Jennifer Palmer
Title: President

BORROWER:

KBS BUILDERS, INC.

By:	/s/ Daniel M. Koch
Name: Daniel M. Koch
Title: President

EXISTING GUARANTOR

ATRM HOLDINGS, INC.

By:	/s/ Daniel M. Koch
Name: Daniel M. Koch
Title: President

NEW GUARANTOR

DIGIRAD CORPORATION

By:	Matthew G. Molchan
Name: Matthew G. Molchan
Title: President and Chief Executive Officer

[Signature Page to Consent and Acknowledgement Agreement and Twelfth Amendment to Loan Agreement